Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the Company as of March 31, 2011, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	State of Incorporation or Organization	Ownership by Endo Pharmaceuticals Holdings Inc.

Endo Pharmaceuticals Inc.	Delaware	Direct

Endo Pharmaceuticals Solutions Inc.	Delaware	Indirect

HealthTronics, Inc.	Georgia	Direct

Penwest Pharmaceuticals Co.	Washington	Indirect

Generics International (US Parent), Inc.	Delaware	Indirect

Generics Bidco I, LLC	Delaware	Indirect

Generics Bidco II, LLC	Delaware	Indirect

Quartz Specialty Pharmaceuticals, LLC	Delaware	Indirect

Endo Pharma Canada Inc.	New Brunswick	Indirect

Endo Pharma Ireland Limited	Dublin	Indirect

Endo Pharma Delaware Inc.	Delaware	Indirect

CPEC LLC	Delaware	Indirect

IPI Management Corp.	Massachusetts	Indirect

Endo Pharmaceuticals Valera Inc.	Delaware	Indirect

Ledgemont Royalty Sub LLC	Delaware	Indirect

Generics International (US Holdco), Inc.	Delaware	Indirect

Generics International (US Midco), Inc.	Delaware	Indirect

Generics International (US), Inc.	Delaware	Indirect

Moores Mill Properties LLC	Delaware	Indirect

Wood Park Properties LLC	Delaware	Indirect

Vintage Pharmaceuticals, LLC	Delaware	Indirect